SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 28, 2007

Advanstar, Inc.
(Exact Name of Registrantas Specified in Charter)

New York	333-61386	94-3243499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

641 Lexington Avenue
New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 951-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

(a)                                 Entry Into a Definitive Merger Agreement

On March 28, 2007, the board of directors of Advanstar Holdings Corp. (“AHC”), the parent company of Advanstar, Inc. (“AI”) and Advanstar Communications Inc. (“ACI”), unanimously approved, and AHC entered into, a definitive merger agreement (the “Merger Agreement”) among AHC, VSS-AHC Consolidated Holdings Corp. (“Buyer”), VSS-AHC Acquisition Corp. (“Merger Sub”), being a wholly owned subsidiary of Buyer, and DLJ Merchant Banking III, Inc., as the stockholders’ representative (“DLJ”).  Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, as of the closing of the merger, Merger Sub will be merged with and into AHC, with AHC being the surviving corporation.

The aggregate purchase price is approximately $1.142 billion subject to deductions for costs of the outstanding debt of AHC and its subsidiaries, certain transaction expenses, change of control payments and certain other liabilities of AHC and its subsidiaries.  Additionally, the purchase price is subject to post-closing adjustment specified in the Merger Agreement based on the working capital of AHC upon the closing of the merger.  As a result of the merger, AHC’s shares of common stock will be converted into the right to receive the applicable merger consideration in cash at the closing, subject to the post-closing working capital adjustment.  The outstanding options of AHC will be cancelled at closing and option holders will receive the same per share merger consideration in cash as the holders of common stock receive, net of the exercise price of the option and subject to the post-closing working capital adjustment.  The warrants to purchase AHC stock will remain in place after closing but will become rights to receive, upon exercise of the warrants, the cash merger consideration (subject to the post-closing working capital adjustment) based on the number of shares underlying the warrants.

Five million dollars of the merger consideration will be deposited into an escrow account pursuant to an escrow agreement (the “Escrow Agreement”) as security for the payment, if any, of a post-closing working capital adjustment to Buyer.  The Escrow Agreement will be entered into at or before the closing of the merger by AHC, Buyer, DLJ, as the stockholders’ representative, and an escrow agent to be determined.  Any escrowed amount not paid to Buyer will be paid to AHC’s stockholders and warrant and option holders after completion of the post-closing working capital adjustment.

Under the Merger Agreement, as soon as practicable after signing, AHC will cause ACI to commence a tender offer and consent solicitation for ACI’s outstanding 10-3/4% Second Priority Senior Secured Notes due 2010 and 12% Senior Subordinated Notes due 2011 and will cause AI to commence a tender offer for its outstanding 15% Senior Secured Discount Notes due 2011 (each of these notes together, the “Notes”).  The tender offers will comply with applicable law and will have a 51% minimum tender condition and other customary terms and conditions.  As part of the tender offers, AHC and its subsidiaries will solicit from holders of the Notes consents to amendments to the indentures for the Notes that would not become effective until the closing of the merger.  If the holders of 51% of the aggregate value of the then outstanding Notes do not provide such consent, or if 100% of the Notes are not tendered in the tender offers, the Merger Agreement requires that AHC and its subsidiaries must (i) effect a covenant defeasance with respect to any 10-3/4% Second Priority Senior Secured Notes then outstanding; and (ii) issue a notice of optional redemption for all of the outstanding aggregate principal amount of any such 15% Senior Discount Notes and 12% Senior Subordinated Notes then outstanding, in each case upon the closing of the merger.

The transaction is subject to customary conditions to closing, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, the approval of stockholders holding at least 95% of the common stock (which consent has already been obtained) and the receipt of any other requisite governmental approval.  The consummation of the tender offers is currently expected to occur simultaneously with the consummation of the merger, but such consummation is not a condition to closing.  AHC, DLJ, Buyer, and Merger Sub have made customary representations and warranties and covenants in the Merger Agreement.  Such representations and warranties do not survive the closing of the merger.  AHC has provided no indemnity for breach of any such representations and warranties.

The Merger Agreement also contains certain customary termination rights, including the right of any party to terminate the Merger Agreement if the merger is not consummated within 90 days after March 28, 2007.

The requisite stockholders of AHC, being DLJ Merchant Banking Partners III, L.P. and its affiliated investment funds, have approved the Merger Agreement.

As noted above, the Merger Agreement contains representations and warranties of AHC, DLJ, Buyer and Merger Sub that they have made to each other as of specific dates.  The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed by and among them in connection with negotiating the terms of the Merger Agreement.  Moreover, certain representations and warranties may not be accurate or complete as of any specified date, because, among other reasons, they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk among the parties thereto rather than establishing matters as facts.  For the foregoing reasons, no person should rely on these representations and warranties in the Merger Agreement as statements of factual information, and, for similar reasons, no person should rely on any representations and warranties in the Escrow Agreement as statements of factual information.

A copy of the Merger Agreement is filed herewith as Exhibit 2.1 and is incorporated by reference herein. The foregoing description is qualified in its entirety by reference to the full text of such Exhibit.

(b)                                 Amendment to Employment Agreement with Joseph Loggia, and Entry into Severance Payment Acceleration Agreement with Joseph Loggia.

On March 29, 2007, our Board of Directors unanimously ratified and approved two agreements entered into with our Chief Executive Officer Joseph Loggia:  an Amendment to the Amended and Restated Employment Agreement dated as of March 28, 2007 between AI and Mr. Loggia (the “Amendment Agreement”), and a Severance Payment Acceleration Agreement dated as of March 28, 2007 between AI and Mr. Loggia (the “Acceleration Agreement”).  Both the Amendment Agreement and the Acceleration Agreement were entered into in furtherance of the closing of the merger contemplated by the Merger Agreement.

The Amendment Agreement, which would only become effective on consummation of the merger, would reduce the maximum bonus payable to Mr. Loggia under the Amended and Restated Employment Agreement dated as of April 1, 2005 between AI and Mr. Loggia (the “Employment Agreement”) upon consummation of the merger from $4 million to $1 million.

The Acceleration Agreement provides that AI will pay Mr. Loggia a sum of $3,125,000 in lieu of certain payments to which he otherwise would have been entitled under his Employment Agreement upon resignation of his employment following consummation of the merger.  The Acceleration Agreement in essence accelerates these payments and removes the requirement that he resign to receive these payments.

The foregoing description of the Amendment Agreement and the Acceleration Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment Agreement and the Acceleration Agreement, copies of which are filed as Exhibits 10.1 and 10.2 hereto, and incorporated by reference herein.

Item 8.01  Other Events.

On March 29, 2007, AHC and Veronis Suhler Stevenson issued a joint press release announcing that the board of directors of AHC unanimously had approved, and AHC and Buyer had executed the Merger Agreement, whereby Buyer will acquire AHC.  The press release is furnished herewith as Exhibit 99.1.

The information provided in Item 8.01of this Current Report on Form 8-K and in the attached Exhibits 99.1 and 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit Number	Title

2.1

Agreement and Plan of Merger dated as of March 28, 2007 among AHC, Buyer, Merger Sub. and DLJ Merchant Banking III, Inc., as stockholders’ representative (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

10.1	Amendment to Amended and Restated Employment Agreement dated as of March 28, 2007 between Advanstar, Inc. and Joseph Loggia.

10.2	Severance Payment Acceleration Agreement dated as of March 28, 2007 between Advanstar, Inc. and Joseph Loggia.

99.1	Joint press release of AHC and Veronis Suhler Stevenson issued on March 29, 2007 announcing the entry into the Merger Agreement with Buyer and MergerSub.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANSTAR, INC.

Date: March 30, 2007	By:	/s/ THEODORE S. ALPERT
Theodore S. Alpert Vice President — Finance Chief Financial Officer (authorized signatory and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Title

2.1

Agreement and Plan of Merger dated as of March 28, 2007 among AHC, Buyer, Merger Sub. and DLJ Merchant Banking III, Inc., as stockholders’ representative (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

10.1	Amendment to Amended and Restated Employment Agreement dated as of March 28, 2007 between Advanstar, Inc. and Joseph Loggia.

10.2	Severance Payment Acceleration Agreement dated as of March 28, 2007 between Advanstar, Inc. and Joseph Loggia.

99.1	Joint press release of AHC and Veronis Suhler Stevenson issued on March 29, 2007 announcing the entry into the Merger Agreement with Buyer and MergerSub.